Exhibit 99.3

The NASDAQ OMX Group, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2007

(in thousands, except share and par value amounts)

	Nasdaq	OMX US GAAP	Equity Investment in DIFX (Note 4)	Pro Forma Adjustments	Note		NASDAQ OMX Group Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,325,314	$65,550	$(50,000)	$(442,824)	3		$466,255
				(79,939)	3
				(10,984)	3
				(294,050)	5	(c)
				(46,812)	5	(c)
Available-for-sale, at fair value	—	93,842	—	—			93,842
Receivables, net	249,524	93,842	—	—			343,366
Deferred tax assets	10,794	—	2,938	—			13,732
Market value, outstanding derivative positions	—	526,259	—	—			526,259
Related party receivables	—	1,237	—	—			1,237
Other current assets	96,385	147,897	—	(16,909)	3		227,373
Total current assets	1,682,017	928,627	(47,062)	(891,518)			1,672,064
Property and equipment, net	64,523	155,822	—	—			220,345
Non-current deferred tax assets	63,279	44,929	33,053	—			141,261
Goodwill	980,736	401,400	—	(401,400)	3		3,908,404
				2,927,668	3
Intangible assets, net	181,612	178,454	—	(178,454)	3		2,223,012
				2,041,400	3,5	(a)
Other assets	7,230	106,056	128,000	74,700	3,5	(a)	362,798
				46,812	5	(c)
Total assets	$2,979,397	$1,815,288	$113,991	$3,619,208			$8,527,884
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$115,114	$26,591	—	—			$141,705
Section 31 fees payable to SEC	103,574	—	—	—			103,574
Accrued personnel costs	64,625	33,291	—	—			97,916
Deferred revenue	60,537	58,285	7,429	—			126,251
Income tax payable	34,142	9,585	46,274	—			90,001
Other accrued liabilities	24,398	107,820	—	—			132,218
Deferred tax liabilities	8,807	—	—	18,430	3,5	(a)	27,237
Market value, outstanding derivative positions	—	526,259	—	—			526,259
Liabilities to credit institutions	—	161,403	—	(161,403)	5	(c)	—
Current portion of long term debt	—	—	—	68,906	3,5	(c)	68,906
Total current liabilities	411,197	923,234	53,703	(74,067)			1,314,067
Debt obligations	118,438	132,647	—	1,456,094	3,5	(c)	1,574,532
				(132,647)	5	(c)
Non-current deferred tax liabilities	91,811	42,880	—	788,943	3,5	(a)	923,634
Non-current deferred revenue	94,045	—	44,571	—			138,616
Other liabilities	55,623	26,729	—	—			82,352
Total liabilities	771,114	1,125,490	98,274	2,038,323			4,033,201
Minority interests	—	3,865	—	—			3,865
Stockholders’ equity
Common stock, $0.01 par value, 300,000,000 shares authorized, 139,096,762 shares issued (199,658,277 pro forma shares issued), and 138,869,150 shares outstanding (199,430,665 pro forma shares outstanding)	1,393	37,259	—	(37,259)	7		1,999
				606	3
Preferred stock, 30,000,000 shares authorized, none issued or outstanding	—	—	—	—			—
Additional paid-in capital	1,189,224	546,666	—	(546,666)	7		3,455,436
				2,266,212	3
Common stock in treasury, at cost: 227,612 shares	(8,035)	—	—	—			(8,035)
Accumulated other comprehensive income	(4,697)	26,127	—	(26,127)	7		(4,697)
Retained earnings	1,030,398	75,881	26,000	(75,881)	7		1,046,115
			(10,283)
Total stockholders’ equity	2,208,283	685,933	15,717	1,580,885			4,490,818
Total liabilities, minority interests and stockholders’ equity	$2,979,397	$1,815,288	$113,991	$3,619,208			$8,527,884

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

The NASDAQ OMX Group, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2007

(in thousands, except per share amounts)

	Nasdaq	OMX US GAAP	Equity Investment in DIFX (Note 4)	Pro Forma Adjustments	Note		NASDAQ OMX Group Pro Forma Combined
Revenues
Market Services	$2,152,390	$407,542	—	—			$2,559,932
Issuer Services	283,885	60,363	—	—			344,248
Market Technology	—	127,687	7,429	—			135,116
Other	317	1,043	—	—			1,360
Total revenues	2,436,592	596,635	7,429	—			3,040,656
Cost of revenue
Liquidity rebates	(1,049,812)	—	—	—			(1,049,812)
Brokerage, clearance and exchange fees	(574,541)	—	—	—			(574,541)
Total cost of revenues	(1,624,353)	—	—	—			(1,624,353)
Revenues less liquidity rebates, brokerage, clearance and exchange fees	812,239	596,635	7,429	—			1,416,303
Expenses
Compensation and benefits	200,369	194,329	—	—			394,698
Marketing and advertising	20,822	10,321	—	—			31,143
Depreciation and amortization	38,890	40,553	—	(12,820)	5	(b)	113,223
				46,600	5	(a)
Professional and contract services	32,113	69,076	—	(11,840)	5	(f)	89,349
Computer operations and data communications	28,694	47,753	—	(12,932)	5	(g)	63,515
Provision for bad debts	1,858	—	—	—			1,858
Occupancy	34,556	29,931	—	—			64,487
Regulatory	28,865	—	—	—			28,865
General, administrative and other	60,410	57,210	—	(5,836)	6	(a)	111,784
Total operating expenses	446,577	449,173	—	3,172			898,922
Operating income	365,662	147,462	7,429	(3,172)			517,381
Interest income	37,646	13,906	—	—			51,552
Interest expense	(72,863)	(21,341)	—	(88,800)	5	(c)	(113,624)
				(9,362)	5	(c)
				21,341	5	(c)
				57,401	6	(a)
Gain (loss) from unconsolidated investees	—	6,495	(7,408)	—			(913)
Gain on foreign currency option and forward contracts	43,950	—	—	7,841	6	(a)	51,791
Dividend income	14,540	—	—	(14,540)	6	(a)	—
Capital gains from shares in equity investments	—	15,178	—	—			15,178
Gain on sale of strategic initiative	431,383	—	—	(431,383)	6	(a)	—
Strategic initiative costs	(26,511)	—	—	26,511	6	(a)	—
Minority interests	96	(1,035)	—	—			(939)
Income before income taxes	793,903	160,665	21	(434,163)			520,426
Income tax provision	275,502	30,741	8	(140,973)	5	(d)	165,278
Net income	$518,401	$129,924	$13	$(293,190)			$355,148

	Nasdaq	OMX US GAAP	Equity Investment in DIFX (Note 4)	Pro Forma Adjustments	Note		NASDAQ OMX Group Pro Forma Combined
Basic and diluted earnings per share:
Basic	$4.47	$1.08					$2.01
Diluted	$3.46	$1.08					$1.71
Weighted-average common shares outstanding for earnings per share:
Basic	116,064	120,640		60,562	5	(e)	176,626
Diluted	152,529	120,640		60,562	5	(e)	213,091

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements of The NASDAQ OMX Group, Inc.

Note 1. Description of the Transactions

On February 27, 2008, Nasdaq and OMX combined their businesses and Nasdaq was renamed The NASDAQ OMX Group, Inc., or NASDAQ OMX. The business combination was completed pursuant to the terms of an agreement with Borse Dubai Limited, a Dubai company, or Borse Dubai, dated November 15, 2007. Pursuant to that agreement, Borse Dubai conducted an offer to acquire all of the outstanding shares of OMX and subsequently, on February 27, 2008, sold the OMX shares acquired in the offer or otherwise owned by Borse Dubai or its subsidiaries to Nasdaq. Nasdaq acquired 117,227,931 OMX shares, representing 97.0% of the share capital of OMX for SEK 11,678,630,352 ($1.9 billion) in cash and 60,561,515 shares of Nasdaq common stock issued to Borse Dubai. Subsequently, Borse Dubai acquired an additional 2,013,350 shares of OMX and, on March 17, 2008, sold those OMX shares to us in exchange for SEK 533,537,750 ($0.1 billion) in cash, as a result of which we now own 98.8% of OMX’s outstanding shares.

As part of the business combination with OMX, on February 27, 2008, we also acquired 33 1/3% of the equity of DIFX in exchange for a contribution of $50 million in cash to DIFX and the entry into certain technology and trademark licensing agreements.

The business combination of Nasdaq and OMX and the acquisition of the equity interest in DIFX are collectively referred to herein as the Transactions.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Transactions on the historical financial position and operating results of Nasdaq and OMX. We have excluded the material non-recurring charges or credits and related tax effects which resulted directly from our initial equity investment in DIFX. These charges or credits and related tax effects will be included in our income within 12 months succeeding the Transactions. The remaining effect of the DIFX transaction has been included in our pro forma condensed combined statement of income. In accordance with Regulation S-X we have also excluded the material non-recurring charges or credits and related tax effects related to our investment in the London Stock Exchange plc, or LSE, that were included in our statement of income for the year ended December 31, 2007. On September 25, 2007, Nasdaq, through its wholly-owned subsidiary Nightingale Acquisition Limited, sold shares, representing at that time 28.0% of the share capital of the LSE, to Borse Dubai for $1,590.7 million in cash. Nasdaq sold the substantial balance of its remaining holdings in the LSE in open market transactions for approximately $193.5 million in cash on September 26, 2007. Total proceeds from the sale of our holdings in the LSE were $1,784.2 million. As a result of the sale, Nasdaq recognized a $431.4 million pre-tax gain, which is net of $18.0 million of costs directly related to the sale, primarily broker fees. On September 28, 2007, Nasdaq used approximately $1,055.5 million of the proceeds from the above transactions to repay in full and terminate our then-outstanding credit facilities. The remaining effects of the LSE transaction have also been included in our pro forma statement of income. See Note 4, “Equity Investment in DIFX,” and Note 6, “LSE Related Transactions,” for further discussion.

The unaudited pro forma condensed combined statement of income combines the historical consolidated statements of income of Nasdaq and OMX, giving effect to the Transactions as if they had been completed on January 1, 2007. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balances sheets of Nasdaq and OMX, giving effect to the Transactions as if they had occurred on December 31, 2007.

The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting with Nasdaq treated as the acquirer, have been prepared in accordance with U.S. GAAP and should be read together with the separate financial statements of Nasdaq and OMX.

The unaudited pro forma condensed combined financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been completed during the period or as of the dates for which the pro forma data is presented. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future consolidated financial position or operating results of the combined company.

Nasdaq’s purchase price for OMX has been allocated to the assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values. Independent valuation specialists assisted Nasdaq’s management in the acquisition in determining the fair values of the net assets acquired and the intangible assets. The work performed by the independent valuation specialists has been considered by management in determining the fair values reflected in these unaudited pro forma condensed combined financial statements. The valuations are based on the actual assets acquired and liabilities assumed at the acquisition date and management’s consideration of the independent specialists’ valuation work. Among the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” or SFAS 141, criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis. The purchase price allocation pro forma adjustments are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial data and are subject to revision based on a final determination of fair value as soon as possible, but no later than one year from the date of the business combination.

The accompanying unaudited pro forma condensed combined statement of income does not include (1) any revenue or cost saving synergies that may be achievable through the business combination, or (2) the impact of non-recurring items directly related to the business combination.

NASDAQ OMX expects to incur a number of non-recurring costs associated with combining the operations of the two companies such as, but not limited to, severance, contract terminations and technology integration and the related elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of their respective businesses. Such costs have not been reflected in the pro forma condensed combined financial data because they represent non-recurring charges directly attributable to the business combination of Nasdaq and OMX. At this time, the specific amount cannot be estimated as sufficient information is not available. Following the completion of the integration with OMX, NASDAQ OMX will revise its disclosure on a go-forward basis.

For the purpose of the pro forma condensed combined financial information, OMX financial information has been translated into U.S. Dollars and is presented in accordance with U.S. GAAP. The balance sheet of OMX as of December 31, 2007 has been translated using an exchange rate of 6.4683. The statement of income of OMX for the year ended December 31, 2007 has been translated using an average exchange rate of 6.7568.

Certain reclassifications have been made to the historical financial statements of OMX to conform to the presentation expected to be used by NASDAQ OMX. NASDAQ OMX expects there could be additional reclassifications in the year following the completion of the business combination.

Note 3. Purchase Price of OMX

The total preliminary purchase price is estimated at $4,342.4 million and is comprised of (in millions):

Equity component	$2,266.8	(a)
Cash component	1,967.8	(b)
Acquisition costs	96.8	(c)
Acquisition-related transaction costs	11.0	(d)
Total purchase consideration	$4,342.4

(a)

Based on the closing price of Nasdaq common stock of $37.43 on September 26, 2007, which was the date of the purchase agreement, multiplied by 60.6 million shares of Nasdaq common stock. We recorded $0.6 million to common stock, which represents our $0.01 par value and the remaining $2,266.2 million was recorded to additional paid-in capital.

(b)

Based on the cash consideration of SEK 11,678,630,352 paid on February 27, 2008 divided by the SEK/USD exchange rate of 6.2140 on February 26, 2008 for the initial share purchase and SEK 533,537,750 paid on March 17, 2008 divided by the SEK/USD exchange rate of 6.0343 on March 14, 2008 for the OMX shares acquired in the extended offer period. Sources of the cash component are as follows:

(i)	Issuance of 2.50% convertible senior notes due August 15, 2013 for proceeds of $475.0 million;

(ii)	Draw down of debt of $1,050.0 million under a five-year $2,000.0 million senior secured term loan facility; and

(iii)	The use of $442.8 million of cash on hand.

(c)

Management’s direct costs of the acquisition, which includes legal and advisory fees incurred by Nasdaq and OMX. This estimate was based on Nasdaq’s historical experience as well as actual fees paid to advisors. Nasdaq and OMX signed an agreement where Nasdaq reimbursed OMX for direct costs of the combination. As such, we made a pro forma adjustment to reverse the portion of OMX’s direct acquisition costs that were recognized in their U.S. GAAP income statement for the year ended December 31, 2007. See Note 5(f) for further discussion. Of the $96.8 million of acquisition costs, $16.9 million were capitalized as other assets on the historical balance sheet of Nasdaq at December 31, 2007 and included as a pro forma adjustment to that line on the unaudited pro forma condensed combined balance sheet.

(d)

Under OMX’s Share Match Programs, OMX made grants of matching share awards under the Share Match Program for 2006 in April 2006 and had planned to make similar grants under the Share March Program for 2007. However, as a result of Nasdaq’s May 25, 2007 offer to acquire OMX, or the Offer, OMX postponed making such grants. OMX had not granted stock options to employees since 2002. Under the Nasdaq OMX Transaction Agreement, dated as of May 25, 2007, between Nasdaq and OMX, as modified by the supplement dated September 20, 2007 and a clarifying letter dated January 2, 2008, referred to as the Nasdaq OMX Transaction Agreement, awards granted under the Share Match Program for 2006 will vest on a pro rata basis in accordance with the Nasdaq OMX Transaction Agreement, and have subsequently been cancelled as of the completion of the Transactions. Participants have received or will receive by the second quarter of 2008 cash consideration for cancellation of such awards, as well as consideration for the grants that would have been made under the Share Match Program for 2007, in accordance with the Nasdaq OMX Transaction Agreement. The total cash consideration for the Share Match Programs totaled $11.0 million, which is the fair value of the awards at the time of the business combination and which includes the effect of any swap arrangements that were not material. The 2006 Share Match Program totaled approximately $4.5 million and was calculated by multiplying the number of shares in the 2006 Share Match Program by the share price of SEK 265.0 and adding withholdings. The total cash consideration for the 2007 Share Match Program totaled approximately $6.5 million which as stated above was consideration for the grants that would have been made under the 2007 Share Match Program.

For the purpose of this pro forma analysis, the above estimated purchase price has been preliminarily allocated based on an estimate of the fair value of assets acquired and liabilities assumed. In addition, we have begun to finalize our plan to integrate certain activities related to our business combination with OMX. We are still gathering information from which to make final decisions regarding the optimal organization of the combined company, from which additional adjustments and refinements to our plan will arise. As such, additional adjustments to the OMX purchase price allocation will be recorded as we estimate restructuring costs associated with integration activities of the combined company in accordance with the requirements of Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” or EITF 95-3. Upon completion of the organizational analysis and the approval of appropriate management, our plan will be finalized. The future adjustments, whether increasing or decreasing our plan’s total value, will impact goodwill and accounts payable and accrued liabilities. We expect our plan to be finalized during the one year allocation period. We are completing our plan under the provisions of EITF 95-3. All other restructuring liabilities outside the scope of EITF 95-3 will be recognized in the income statement when those costs have been incurred in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The final valuation of net assets will be completed as soon as possible but no later than one year from the business combination date. To the extent that the estimates need to be adjusted, we will do so, but no later than one year after closing in accordance with SFAS 141.

The following is a summary of the preliminary allocation of the total purchase price in the OMX business combination as reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2007:

(in millions)
Historical equity of OMX	$685.9
Elimination of OMX’s historical goodwill	(401.4)
Elimination of OMX’s historical intangible assets	(178.5)
Fair value of identifiable intangible assets:
Exchange Registrations	1,143.7
Trade name	202.8
Customer relationships:
Issuer and Market Services	424.1
Market Technology	165.3
Total customer relationships	589.4
Market technology:
Developed	67.4
New	38.1
Total market technology	105.5
Total fair value of identifiable intangible assets	2,041.4
Fair value adjustment of equity method investment	74.7
Deferred tax impact of purchase accounting adjustments	(807.4)
Residual goodwill created from business combination	2,927.7
Total preliminary purchase price	$4,342.4

In performing the preliminary purchase price allocation, Nasdaq considered, among other factors, the intention for the future use of the acquired assets, analyses of historical financial performance, and an estimate of the future performance of OMX’s business. The preliminary estimate of the fair values of intangible assets is based, in part, on a valuation using an income approach, market approach or a cost approach, as appropriate. The risk-adjusted discount rates used to compute the present value of individual intangible assets expected net cash flows were based on OMX’s weighted average cost of capital, which ranged from 8.0% to 10.1%. These discount rates were determined after consideration of OMX’s rate of return on debt and equity and the weighted-average return on invested capital. In estimating the remaining useful lives of the intangible assets, Nasdaq considered the six factors presented in paragraph 11 of SFAS 142 and an analysis of the intangible assets’ relevant historical attrition data.

See Note 5(a) for a discussion of the methods used to determine the fair value of OMX’s intangible assets and equity method investment, as well as a discussion of the estimated average remaining useful life of each intangible asset. The carrying value of all other assets and liabilities was deemed to approximate their estimated fair value.

Note 4. Equity Investment in DIFX

As part of the Transactions, we also acquired 33 1/3% of the equity of DIFX in exchange for $50 million of cash consideration to DIFX and the entry into certain technology and trademark licensing agreements. These agreements are intended to be nontransferable and perpetual, subject to various exceptions. The agreements grant to DIFX and/or its affiliates rights to use or sublicense certain intellectual property (including, in some instances, on an exclusive basis). We will also be responsible for 50% of any additional capital contribution calls made by DIFX, subject to a maximum aggregate additional commitment by us of up to $25 million.

        Included in the pro forma condensed combined balance sheet is our equity method investment in DIFX, for approximately $128 million. Our investment includes $50 million of cash consideration and the contribution of certain licenses related to our technology ($78 million), or technology licenses, and the Nasdaq trade name ($39 million), valued at an estimated $117 million. The total contribution was $167 million. Upon the concurrent closing of the Transactions, we recognized a non-recurring pre-tax gain of $26 million ($15.7 million after-tax) on the transfer of the Nasdaq trade name asset. In addition, as discussed below, we will recognize deferred revenue of $52 million related to the transfer of the technology licenses and will ratably recognize this revenue over a seven year period, which is an estimate of the relevant period for which service will be provided to DIFX.

The unaudited proforma condensed combined statement of income for the year ended December 31, 2007 does not include the Nasdaq trade name contribution gain as it is non-recurring, directly attributable to our investment in DIFX and has been included in our income statement after the closing of the Transactions. The basis of the estimated fair values of the technology licenses and the Nasdaq trade name and the calculation of deferred revenue on the technology licenses and the calculation of the Nasdaq trade name pre-tax and after-tax gains are presented below.

Estimated Fair Value of Licenses related to Technology and Calculation of Deferred Revenue

Estimated Fair Value of Technology Licenses

The technology licenses contributed to DIFX was valued using the cost savings method. As part of the Transactions, DIFX was granted the rights to use or sublicense certain intellectual property (including in some instances, on an exclusive basis) for use in DIFX’s operations in certain territories. Furthermore, DIFX can sublicense current or future commercially available technologies owned by NASDAQ OMX to any of its affiliated entities. Nasdaq estimated the hypothetical after-tax license fees saved by DIFX based on similar license agreements. The applicable license fees saved by the affiliated entities were based on the analysis of likely licensors of commercially available technologies. A hypothetical license agreement with DIFX and their affiliated entities was assumed to span a period of five years, and the license fees were assumed to be paid at the beginning of each period. The tax rate in Dubai is zero. The tax-effected license fee savings cash flows were discounted at a rate of 19.1%. The discount rate was developed using the comparable public company data and economic data reflecting the risk environment in DIFX’s market area. The discount rate was based on the capital asset pricing model and represents the weighted-average cost of capital.

The fair value of the technology licenses was determined to be approximately $78 million.

Calculation of Deferred Revenue

As part of the perpetual technology license agreement, we are obligated to provide DIFX with additional unspecified software developed or marketed by NASDAQ OMX in the future. As such, we have deemed our contribution of technology to be an “in-substance subscription” in accordance with SOP 97-2, “Software Revenue Recognition.” As such, revenue that is earned as a result of the license agreement will be recognized ratably over its estimated economic useful life. We have recorded deferred revenue equal to the fair value of the technology licenses. The deferred revenue will be reduced by the portion of the economic interest retained since we will have a 33 1/3% equity investment in DIFX and the deferred revenue will be recognized ratably over the estimated economic useful life of the technology licenses, which is seven years.

Calculation is as follows:

•	$78 million value to technology licenses *66 2/3% interest sold = $52 million.

•	$52 million deferred revenue / 7 years = $7.4 million current deferred revenue.

•	$52 million less current deferred revenue of $7.4 million = $44.6 million non-current deferred revenue.

As noted above, the $52 million will be recognized ratably over the estimated economic useful life of the technology licenses which is estimated to be seven years. As the recognition of this revenue is considered a recurring item, we have included the $7.4 million (4.5 million after-tax) of revenue that would have been recognized during 2007 had the Transactions taken place on January 1, 2007 in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2007.

Estimated Fair Value of License related to the Nasdaq Trade Name and Calculation of Gain on Transfer of the Nasdaq Trade Name

Estimated Fair Value of Nasdaq Trade Name

Nasdaq used the relief from royalty method in valuing DIFX’s right to the Nasdaq trade name. As a part of the Transactions, DIFX received rights to use the Nasdaq trade name. The valuation methodology used is based on the after-tax royalties saved by DIFX because of the licensing agreement. The royalty rate used was selected after researching publicly available information on license agreements involving similar trade names. Based on these license agreements, a royalty rate of 3% was selected, which was multiplied by DIFX’s projected revenue stream to derive the after-tax royalty savings. The tax rate in Dubai is zero. The resulting after-tax royalty savings were discounted using a rate of 19.1%, which represents the weighted average cost of capital.

The fair value of the license related to the Nasdaq trade name was determined to be approximately $39 million.

Calculation of Gain on Transfer of Asset

As noted above, the fair value of the license related to the Nasdaq trade name was approximately $39 million and had a zero carrying value on Nasdaq’s books and records prior to the transfer. The contribution of the Nasdaq trade name is considered an exchange of monetary assets in accordance with EITF 01-02 “Interpretations of APB Opinion No. 29”, therefore we determined that a gain should be recognized for the difference between Nasdaq’s carrying value and the fair value of this contributed asset. This gain is reduced by the portion of economic interest retained since we will have a 33 1/3% equity investment in DIFX.

The pre-tax gain was calculated as follows:

•	$39 million value to trade name *66 2/3% interest sold = $26 million.

The after-tax gain was calculated as follows:

•	$26 million gain less taxes at 39.55% ($10.3 million) = $15.7 million.

Calculation of Investment in DIFX

Our total investment in DIFX is $128 million after reducing our investment by the portion of the economic interests retained which is discussed above. The calculation of the economic interest retained is as follows:

•	$117 million value to the assets contributed *33 1/3% interest retained= $39 million

•	$167 million total investment (cash plus contributed assets) less $39 million (elimination of retained economic interest) = $128 million

Calculation of Tax Related to the DIFX Investment

For tax purposes, we recorded a current income tax payable on the total intangible asset value of $117 million. In addition, we recorded a deferred tax asset related to the difference between the total intangible asset value of $117 million and the gain of $26 million recognized on the Nasdaq trade name contribution. The calculation of the tax related to the DIFX investment is shown below.

The current income tax payable was calculated as follows:

•	$117 million value to the assets contributed *39.55% effective tax rate = $46.3 million

The deferred tax asset was calculated as follows:

•	$117 million value to the assets contributed less $26 million gain = $91.0 million

•	$91.0 million differential *39.55% tax rate = $36.0 million

Of the deferred tax asset of $36.0 million, $2.9 million was recorded as current deferred tax asset related to the current portion of the deferred revenue on the technology licenses.

DIFX Loss Calculation

Under the equity method of accounting, we recognized a loss of $7.4 million (4.5 million after-tax) for the year ended December 31, 2007 on our investment in DIFX. The loss was calculated as 33 1/3% of DIFX’s net loss for the respective periods. DIFX recorded a loss of $22.2 million for the year ended December 31, 2007, under IFRS. The difference between IFRS and U.S. GAAP was immaterial. The amortization expense related to identified finite lived intangible assets was immaterial.

Note 5. Pro Forma Adjustments

(a) To adjust the book value of OMX assets to their estimated fair value. The preliminary allocations are as follows (in millions):

	Increase in Value		Estimated Average Remaining Useful Life	Estimated Annual Depreciation and Amortization Expense for 2007
Equity method investment	$74.7	(i)
Value
Intangible assets:
Exchange registrations	1,143.7		Indefinite	#
Trade name	202.8		Indefinite	#
Customer relationships:
Issuer/Market Services	424.1		22-28 years	$16.9
Market Technology	165.3		21-25 years	7.2
Total customer relationships	589.4
Market technology:
Developed	67.4		3 years	22.5
New	38.1		10 years	—	(1)
Total market technology	105.5
Total intangible assets	2,041.4	(ii)
Total depreciation and amortization expense				$46.6
Total assets	$2,116.1	(i)+(ii)

#—Not Applicable

(1)	The new technology asset is not in production, therefore we have not recorded amortization expense related to this intangible asset.

Exchange and Clearing Registrations

The exchange and clearing registrations represent licenses that provide OMX with the ability to operate its stock and derivative exchanges as well as the clearing function. Management views this intangible asset as a perpetual license to operate the exchanges so long as OMX meets its regulatory requirements. Nasdaq selected a variation of the income approach called the Greenfield Approach to value these exchange registrations. The Greenfield Approach refers to a discounted cash flow analysis that assumes the buyer is building the exchange and clearing operations from a start-up business to a normalized level of operations as of the acquisition date. This discounted cash flow model considers the required resources and eventual returns from the build-out of operational exchanges and the acquisition of customers, once the exchange and clearing registrations are obtained. The advantage of the approach is that it reflects the actual expectations that will arise from an investment in the registration and it directly values the registrations. The Greenfield Approach relies on assumptions regarding projected revenues, margins, capital expenditures, depreciation, and working capital during the two year pre-trade phase, the 10 year ramp-up period as well as the terminal period.

A steady state projection for OMX was established first. The projection included synergies that a market participant buyer could realize. Since OMX has a strong market position, Nasdaq assumed that the projected revenues represent nearly 100% of the potential market until 2019, and that a market participant would be able to achieve 90% of the market within the 12 year ramp-up period. A terminal growth rate of 4% was chosen as a reasonable estimate of the growth rate of the stock exchange industry on a long-term basis. A steady state projection was used starting in year 12 based on the assumption that a stock exchange can expect to reach normalized operations at this time.

Nasdaq divided the costs into fixed costs, variable costs, and technology costs. Annual fixed costs remained constant throughout the projection at approximately $135.8 million, which represents 50.0% of normalized costs. The remaining 50.0% of the costs were variable costs, which were estimated as a proportion to the revenue. It was estimated that OMX would have to incur approximately $200.0 million in upfront technology to start the exchanges, and ongoing maintenance technology costs would be equal to 15.0% of revenues thereafter.

        The initial capital expenditures in years one and two reflect the costs associated with obtaining the fixed assets and the minimal regulatory fees required to start exchanges. Subsequent annual capital expenditures and depreciation were estimated at 6.1% of the revenue, assuming that maintenance capital expenditures are required to replace the depreciated fixed assets. Nasdaq also assumed that the exchanges would require $100 million of initial clearing capital which would increase to $300 million by the time the exchange reached normalized operations.

Based on historical working capital levels and a review of working capital for comparable companies operating in the industry, working capital for a typical market participant, as a percentage of incremental revenue, is projected to be approximately 12.5%.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the exchange registrations would be amortized for tax purposes over a period of seven years.

An indefinite life was assumed for these registrations as the exchanges have operated, in some cases, for more than 140 years and the authorization to operate these exchanges is perpetual so long as OMX meets its regulatory requirements. Furthermore, since no legal, contractual, competitive, economic, or other factors limit the useful life of this intangible asset, Nasdaq considered the useful life of the exchange registrations to be indefinite. As noted above, we assessed the factors listed in paragraph 11 of SFAS 142 in making this indefinite life determination.

The fair value of the exchange registrations was determined to be approximately $1,143.7 million.

Trade Name

Nasdaq has incorporated OMX into three reporting segments (Issuer Services, Market Services, and Market Technology). The OMX trade names were valued as used in each of these reporting segments. The trade names represent the value of the market recognition of quality service that OMX and its predecessor entities have developed in their 140 years of operation. In valuing the acquired trade names, Nasdaq used the relief from royalty approach, relying on publicly available information to determine the royalty rate that OMX would have to pay a third-party for the use of the trade name. This valuation methodology is based on the concept that because OMX owns the trade name, it does not have to pay a third-party for the right to use the trade name.

Nasdaq researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services and technology industries. The guideline sample of license agreements yielded a range of royalty rates extending from 0.5% to 2.0% for financial services and technology companies. Based on the margins of the reporting segments, Nasdaq estimated the royalty rates to be 2.0% for Issuer Services, 2.0% for Market Services, and 0.5% for Market Technology.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the trade name would be amortized for tax purposes over a period of seven years for Issuer Services and Market Services and five years for Market Technology.

The following is a summary of the indicated fair value for the trade name asset:

(in millions)	Issuer Services	Market Services	Market Technology
Sum of discounted cash flows	17.8	126.3	20.7
Discounted tax amortization benefit	4.0	28.4	5.4
Indicated fair value	21.9	154.7	26.2

Customer Relationships

Customer relationships represent the non-contractual and contractual relationships that OMX has with issuers, traders, information vendors, and technology customers. OMX’s customer relationships were valued using the income approach, specifically an excess earnings method. This valuation approach relied on assumptions regarding projected revenues, attrition rates, and operating cash flows for each customer type, which were projected up to 45 years.

The following chart depicts OMX’s primary revenue streams and how the 2008 revenues were divided amongst the three customer relationship intangible assets:

	Issuer Services	Market Services	Market Technology	Unallocated
Nordic Marketplaces
Trading revenue		100%
Issuers’ revenue	100%
Other revenue				100%
Information Services & New Markets
Information sales		100%
Revenue from Baltic Markets		100%
Revenue from Broker Services		100%
Other revenue				100%
Market Technology
License, support, and project revenue			75%	25%
Facility management services			75%	25%
Other revenue				100%

For operating income, Nasdaq assumed that the weighted-average growth for existing customers was 20.0% for each reporting segment. Nasdaq also adjusted for synergies that would be available to the typical market participant, as well as the cost savings, assumed to be 2.0% of revenue, related to servicing an existing customer base versus a future revenue base.

Nasdaq assumed annual revenue attrition of 5.0% for the customers for all reporting segments, as well as charges for contributory assets. The tax-effected cash flows were discounted at a rate of 9.6%, 10.1%, and 8.0% for Issuer Services, Market Services, and Market Technology, respectively.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the customer relationships would be amortized for tax purposes over a period of seven years for Issuer and Market Services and five years for Market Technology.

The following is a summary of the indicated fair value for the customer relationship assets:

(in millions)	Issuer Services	Market Services	Market Technology
Sum of discounted cash flows	103.3	243.5	130.9
Discounted tax amortization benefit	23.3	54.0	34.3
Indicated fair value	126.6	297.5	165.3

The estimated remaining useful life captures 90% to 95% of the present value of the cash flows generated by each customer relationship. The remaining useful life was determined based on an analysis of the historical attrition rates of OMX customers and paragraph 11 of SFAS 142, which included an analysis of the legal, regulatory, contractual, competitive, economic, or other factors that limit the useful life of this intangible asset. The useful life is addressed in the following section which discusses the assessment of the lives of the customer relationships and market technology.

Technology – Licensed to Third Parties

Nasdaq acquired two types of technology from OMX, developed and new. The developed technology represents the existing portfolio of software technologies that OMX had developed or acquired. These software technologies are currently used internally by OMX and are licensed to more than 60 external unrelated customers. The new technology includes Genium. Our future technology platform is an ongoing effort as we further evaluate both Nasdaq and OMX technology. NASDAQ OMX has refocused the development of Genium to combine our INET and CLICK technologies with the original Genium concepts and components. Ongoing Genium development will incorporate our core INET functionality, including order routing that will be deployed in the NASDAQ OMX Pan-European Market. We will develop new integrated trading and clearing functions based on CLICK and SECUR, and the Genium platform will include Genium Market Info, our information dissemination solution. The Nordic Exchange will begin the migration to the Genium platform in 2009. The fair values of the technologies licensed to third parties were computed using an excess earnings approach. This valuation approach relied on assumptions regarding projected revenues, operating cash flows and core technology charges for each technology, which were projected over four years for developed technology and over 11 years for new technology.

The technology revenue streams include 75% of License, Support, and Project and Facility Management Services Revenues. Nasdaq assumed that certain customers will gradually start migrating from the existing technology to Genium starting in 2008 and approximately 40% of the Market Technology revenues are expected to be generated from Genium by 2019.

The projected margins for the technology business are consistent with the overall Market Technology business but are adjusted for the research and development, or R&D, costs spent on each technology. Nasdaq assumed that for developed technology, 2.0% of the overall expenses were related to R&D associated with developed technology, and that for new technology, 6.0% of the overall expenses were related to R&D associated with developed technology.

A contributory asset charge for the use of other assets was deducted from the after-tax operating income yielding the excess earnings generated by the technologies, which were discounted at a rate of 8.0% for developed and new technologies.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the technology would be amortized for tax purposes over a period of five years.

The fair value of the new technology was adjusted for the INET components that Nasdaq and OMX are incorporating into Genium, which represented approximately 51.0% of value.

The following is a summary of the indicated fair value for the technology asset:

(in millions)	Developed Technology	New Technology
Sum of discounted cash flows	27.0	35.1
Discounted tax amortization benefit	7.1	9.2
Value Adjustment for Nasdaq and OMX	—	22.6
Indicated fair value	34.1	21.7

The estimated useful life of the developed and new technology was based on discussions with OMX management as to the likely duration of benefit to be derived from the technology. Management considered such factors as the migration cycle from the existing technology to Genium, the estimated research and development costs, and the development of future generations of technology. Nasdaq also gave consideration to paragraph 11 of SFAS 142 and to the pace of the technological changes in the industries in which OMX sells its products.

Technology – Internal Use

The fair values of the internally used technology were valued using the relief from royalty approach, relying on publicly available information to determine the royalty rate that OMX would have to pay a third-party for the use of the technologies. This valuation methodology is based on the concept that because OMX owns the technologies it does not have to pay a third-party for the right to license the technology.

Nasdaq researched public documents and accessed the Royalty Source database for license agreements involving similar trade names in the financial services and technology industries. The guideline sample of license agreements yielded a range of royalty rates extending from 0.25% to 40.0% for financial services technologies. Based on the functionality of the technologies, Nasdaq estimated the royalty rates to be 5.0% for the developed and new technology.

The cash flows were then tax-effected at a rate of 25.0%, and a discounted tax amortization benefit was added to the fair value of the asset under the assumption that the technologies would be amortized for tax purposes over a period of seven years.

The fair value of the new technology was adjusted for the INET components (Nasdaq’s current trading platform) that Nasdaq and OMX are incorporating into Genium, which represented approximately 51.0% of value.

The following is a summary of the indicated fair value for the internally licensed existing and new technologies:

(in millions)	Existing	New
Sum of discounted cash flows	27.1	27.3
Discounted tax amortization benefit	6.1	6.2
Indicated fair value	33.3	33.5
Value Adjustment for Nasdaq and OMX	—	17.1
Indicated fair value	33.3	16.4

Customer Relationships and Market Technology Lives

The following summarizes the methodologies and assumptions Nasdaq used to estimate the remaining economic lives of the customer relationships and market technology.

a. The expected use of the asset by the entity—OMX and Nasdaq management stated that the customer relationships intangible assets would continue as currently used. As previously discussed, the existing technology will be partially replaced by the Genium technology over the next 12 years. In addition, according to Nasdaq management, the existing and Genium technology will be obsolete after three and 10 years, respectively. The determination of the useful life of Genium was based on the historical development and life cycles of existing technology products within Nasdaq and OMX.

b. The expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate—The useful lives of the technology and customer relationship assets are not significantly impacted by any other asset or group of assets. The life of the customer relationships varies depending on the customers. The issuers generally have a 22 to 28 year life, the traders/information vendors have a 22 to 28 year life, and the market technology customers have a 21 to 25 year life. For technology, the existing technology has a three year life whereas Genium has a 9 to 10 year life.

c. Any legal, regulatory or contractual provisions that may limit the useful life—We are not aware of any.

d. Any legal, regulatory or contractual provisions that enable renewal or extension of the asset’s legal or contractual life without substantial cost—The market technology customers enter into license and facilities management contracts with a duration of three to 10 years. Such contracts are generally renewed at least once with minimal cost. The useful life of 21 to 25 years was selected based on OMX management’s representation that many contracts are renewed more than one time, and a majority of the contracts have terms in the eight to 10 year range. We are not aware of any other legal, regulatory, or contractual provisions that may impact the lives of the customer relationships and market technology.

e. The effects of obsolescence, demand, competition, and other economic factors—Genium will be introduced beginning in 2008 and will be fully operational by 2009. The existing technology would become obsolete in approximately three to four years should OMX not invest in its continual improvement. In addition, Genium would become obsolete in approximately ten years should OMX not invest in upgrades and improvements. The life cycles were based on the historical development and life cycles of existing software products within Nasdaq and OMX.

With respect to the customer relationships, the issuers are generally loyal to their home country and, as such, list on the local exchanges. Most delistings relate to mergers or acquisitions rather than competition. However, within Europe, there has been increased competition with respect to the trading business, resulting in higher attrition rates for the listing/information vendor business. Finally, for the market technology customers, OMX faces competition from exchanges that choose to develop their own exchange technologies. The present competition does not have a large impact on the life cycle as customers typically return due to better pricing options and the high cost of changing providers.

f. The level of maintenance expenditures required to obtain the expected future cash flows from the asset. OMX expects to incur research and development expenses to maintain its technology. With respect to the customer relationships, OMX incurs sales and marketing expenses to maintain the current customers. Management believes that historically the research and development and sales and marketing expenses have maintained the quality of its products and services, thus contributing to a longer life.

Equity Investment

OMX owns approximately 3.8 million shares of Orc Software AB, a company publicly traded on the OMX Nordic Exchange in Stockholm. The value of this investment is based on the daily closing price as reported on the OMX Nordic Exchange in Stockholm. The book value of the Orc Software shares was $14.0 million and the fair value was $88.7 million, constituting additional fair value of $74.7 million.

Deferred Tax Liability

A $18.4 million current deferred tax liability and a $789.0 million non-current deferred tax liability (total deferred tax liability of $807.4 million) has been set up against the $2,116.1 million increase in value of OMX’s assets outlined in the above table. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the acquired intangible assets ($2,041.4 million) and the tax basis ($0) of such assets. The estimated amount of $807.4 million is determined by multiplying the difference of $2,041.4 million by the U.S. effective tax rate of 39.55%.

(b) To eliminate amortization expense of $12.8 million for the year ended December 31, 2007 related to the historical intangible assets recorded by OMX.

        (c) To adjust debt obligations for the borrowing of $1,050.0 million ($68.9 million short-term and $981.1 million long-term) under a senior secured term loan facility and $475.0 million in 2.50% convertible senior notes by Nasdaq to finance the $1,967.8 million cash payment (See Note 3) and refinance existing debt at OMX of $294.1 million ($161.5 million short-term and $132.6 million long-term). Nasdaq also utilized cash on hand for the cash payment and OMX debt refinancing. The term loan has a variable interest rate, and the notes have a fixed interest rate.

Pro forma interest expense resulting from our new capital structure is as follows (dollars in millions):

Year ended December 31, 2007
Average term loan borrowing(iii)	$1,045.1 (1)
Interest rate (average 3 month LIBOR plus spread of 2.0%)(iv)	7.36%
Pro forma adjustment(iii)*(iv)	$76.9
Convertible note borrowing(iii)	$475.0
Interest rate (fixed 2.5%)(iv)	2.5%
Pro forma adjustment(iii)*(iv)	$11.9
Total pro forma interest expense	$88.8

(1)

The borrowings under the term loan facility have a mandatory principal payment of $19.7 million each quarter beginning September 30, 2008. We have incorporated this payment in our average outstanding debt balance in order to calculate the interest paid on the borrowing throughout the year.

A 1.0% increase in the variable interest rate on the term loan would result in additional interest expense of $10.5 million in pro forma interest expense for the year ended December 31, 2007.

As the interest expense calculated above includes the refinancing of the existing OMX debt, we have included pro forma adjustments to remove OMX’s historical interest expense of $21.3 million for the year ended December 31, 2007.

In addition, Nasdaq incurred and paid $46.8 million in debt issuance costs related to the above, which were capitalized as other assets at the time of the combination and will be amortized over five years. The amortization expense for the year ended December 31, 2007 would have been $9.4 million. The capitalized cost and amortization expense have been included as pro forma adjustments on the unaudited pro forma condensed combined financial statements.

(d) To record an income tax benefit of $141.0 million for the year ended December 31, 2007 based on the condensed combined statement of income pro forma adjustments related to the following items (in millions):

December 31, 2007

Item	Jurisdiction	Amount	Tax Rate	Tax Benefit
Depreciation and amortization	Sweden	(12.8)	28.0%	(3.6)
Depreciation and amortization	U.S	46.6	39.6%	18.5
Professional and contract services	Sweden	(11.8)	28.0%	(3.3)
Computer operations and data communications	Sweden	(12.9)	28.0%	(3.6)
General, administrative and other	U.S	(5.8)	39.6%	(2.3)
Interest expense	U.S	40.7	39.6%	16.1
Interest expense	Sweden	(21.4)	28.0%	(6.0)
Loss on foreign currency option contracts	U.S	(7.8)	39.6%	(3.1)
Dividend income	U.S	14.5	35.0%	5.1
Gain on sale of strategic initiative	U.S	431.4	31.0%	133.7
Strategic initiative costs	U.S	(26.5)	39.6%	(10.5)
Total		434.2		141.0

(e) To adjust the weighted average number of shares outstanding used to determine basic and diluted pro forma earnings per share based upon approximately 60.6 million Nasdaq shares to be issued pursuant to the Offer.

For the year ended December 31, 2007, 2.8 million options and 37,753 shares of restricted stock were considered antidilutive and were properly excluded.

(f) OMX has incurred direct acquisition-related costs related to the proposed offer, which includes legal and advisory fees. Nasdaq and OMX signed an agreement where Nasdaq will reimburse OMX for such costs. Therefore, under IFRS, OMX has deferred such costs until reimbursed by Nasdaq.

Under U.S. GAAP, since the agreement to reimburse such costs is not unconditional, OMX has recognized these acquisition-related costs incurred as expense. As these costs are material non-recurring transactions under Regulation S-X, we recorded a pro forma adjustment to exclude these costs from the statement of income. At December 31, 2007, these direct acquisition costs totaled $11.8 million. In addition to these costs, OMX incurred $35.0 million in direct acquisition costs in 2008. The total OMX direct acquisition costs of $46.8 million were included in the purchase price of OMX as acquisition-related transaction costs. See Note 3 for further discussion.

(g) To adjust computer operations and data communications expense for a non-recurring charge of $12.9 million incurred by OMX in 2007 related to a valued added tax surcharge for the support and operations services OMX purchased from other companies within the OMX group.

Note 6. LSE Related Transactions

(a) In accordance with Regulation S-X, we have excluded the material non-recurring charges or credits and related tax effects related to our investment in the LSE that were included in our statements of income for the year ended December 31, 2007. The remaining effects of the LSE Transaction have been included in our pro forma statements of income.

The LSE related transactions for the year ended December 31, 2007 included the following (in millions, except dividend per share and exchange rate):

Income (expense)
• Loss on the early extinguishment of debt related to the repayment of our credit facilities		$(5.8)
• Interest expense related to the financing of the purchase of our share capital of the LSE (see 5(b) below for calculation)		(57.4)
• Loss on foreign currency option contracts purchased to hedge the foreign currency exposure on our acquisition bid:
Sale amount	$65.3
Book value	(73.1)	(7.8)
• Dividend income received from the LSE:
5/16/07 dividend per share	£0.12
Shares held	x 61.3
GBP exchange rate	x 1.98	14.5
• Gain on sale of our share capital of the LSE:
Gross proceeds	$1,784.2
Cost basis	(1,334.8)
Costs to sell	(18.0)	431.4
• Strategic initiative costs – these costs include direct acquisition costs, such as legal and advisory, in connection with our strategic initiative related to the LSE including our acquisition bid		(26.5)

The interest income impact for the LSE related transactions was immaterial for the year ended December 31, 2007.

See Note 5(d) for the tax impact of the above adjustments.

(b) The determination of the interest expense adjustment is as follows (in millions, except weighted-average interest rate):

December 31, 2007
Weighted-Average Daily Balances
$825.0 million senior credit agreement	$724.6
$434.8 million secured term loan credit agreement	333.5
Weighted-Average Interest Rate
$825.0 million senior credit agreement	7.13%
$434.8 million secured term loan credit agreement	7.13%
Number of Days	270
Interest Expense (calculated on a 360 day convention)
$825.0 million senior credit agreement	38.8
$434.8 million secured term loan credit agreement	17.8

Amortized Financing Fees
$825.0 million senior credit agreement	0.3
$434.8 million secured term loan credit agreement	0.5
Total Interest Expense
$825.0 million senior credit agreement	39.1
$434.8 million secured term loan credit agreement	18.3
$57.4

Note 7. Equity

As of December 31, 2007, the equity of the combined company consisted of the following (in millions):

Historical equity of Nasdaq		$2,208.3
Estimated fair value of OMX (Note 3)	4,234.6
Portion of purchase consideration paid in cash (Note 3)	(1,967.8)
Portion of purchase consideration in shares of Nasdaq (Note 3)		2,266.8
DIFX Investment (Note 4)		15.7
		$4,490.8

Note 8. Integration Plan

NASDAQ OMX expects that in the period beginning twelve months following consummation of the OMX combination, this combination will be accretive to stockholders, primarily as a result of technology cost savings and other synergies as follows:

•

Both parties believe the combination will create substantial value for shareholders, with total pre-tax annual synergies estimated at $150 million. Of this amount, $100 million constitutes estimated cost synergies and $50 million estimated revenue synergies;

•	Cost synergies will be realized through the rationalization of IT systems and data centers, rationalization of non-IT functions, and reduced capital and procurement expenditure;

•

Revenue synergies will be achieved through the creation of deeper liquidity pools, increased cross-border trading, increased international listings, packaged data products and enhanced technology sales; and

•	Total pre-tax restructuring and revenue investment costs are estimated at $150 million which will be incurred in the two years following completion of the Transactions.